Exhibit 10.14

Atlantic Innovation Fund

Repayable

Contract Number: 193648

This Agreement made

BETWEEN:	ATLANTIC CANADA OPPORTUNITIES AGENCY

(hereinafter referred to as “ACOA”)

AND:	Aqua Bounty Canada Inc., a corporation duly incorporated under the laws of the province of Newfoundland and Labrador having its head office located at 20 Hallett Crescent, St. John’s, Newfoundland A1B 4C5.

AND:	Aqua Bounty Technologies Inc., a publicly traded company listed on the London Stock Exchange with headquarters at 935 Main Street., Waltham, Massachusetts, 024517418 United States of America.

(hereinafter referred to as “the Proponent”)

WHEREAS ACOA has established a program, the Atlantic Innovation Fund (AIF), to strengthen the economy of Atlantic Canada by supporting the development of knowledge-based industry. The AIF will help increase the region’s capacity to carry out leading-edge research and development that directly contributes to the development of new technology-based economic activity in Atlantic Canada; and

WHEREAS the Proponent submitted a project proposal in response to ACOA’s Request for Letters of Intent and Project Proposals, dated April 30, 2008.

IN CONSIDERATION of their respective obligations set out below, the parties hereto agree as follows.

Atlantic Innovation Fund

Repayable

Article 1—Deadline for Receipt of Signed Agreement

1.1	This Agreement must be signed by the Proponent and received by ACOA on or before January 31, 2010, failing which it will be null and void.

Article 2—Documents Forming Part of this Agreement

2.1	The following documents form an integral part of this Agreement:

These Articles of Agreement

Schedule 1—General Conditions

Schedule 2—Statement of Work

Schedule 3—Claims and AIF Project Cost Principles

Schedule 4 — Commercialization

Schedule 5—Reporting Requirements

Schedule 6—Project Fact Sheet for News Release

Schedule 7—Special Purpose Equipment

Schedule 8—Pre-Authorized Repayment/Direct Deposit Authorization

Schedule 9—Environmental Mitigation Measures

2.2	In the event of conflict or inconsistency, the order of precedence amongst the documents forming part of this Agreement shall be:

These Articles of Agreement

Schedule 1—General Conditions

Schedule 2—Statement of Work

Other Schedules

Article 3—The Proponent’s Obligations

3.1	The Proponent will carry out the Reproductive Confinement for Safe Cultivation of Salmon Project (“the Project”) as described in Schedule 2, Statement of Work, will make claims in accordance with Schedule 3, will commercialize as mentioned in Schedule 4, will issue the reports required under Schedule 5 and will fulfill all of its other obligations hereunder, in a diligent and professional manner using qualified personnel.

3.2	The Proponent shall ensure that the Project is completed on or before April 30, 2013 (‘‘Project Completion Date”), unless otherwise agreed to in writing by ACOA.

3.3	In the event the carrying out of the Project involves collaboration with other parties, the Proponent shall provide, prior to any disbursement of funds, satisfactory evidence to ACOA that appropriate agreements exist to ensure the roles and responsibilities of each party are defined.

Atlantic Innovation Fund

Repayable

Article 4—The Contribution

4.1	Subject to all the other provisions of this Agreement, ACOA will make a Contribution to the Proponent in respect of the Project, of the lesser of:

(a)	69% of all Eligible Costs (estimated to be $4,166,177); or,

(b)	$2,871,919.

4.2	ACOA will not contribute to any Eligible Costs incurred by the Proponent prior to April 30, 2008 nor after the Project Completion Date, unless otherwise agreed to in writing by ACOA.

4.3	ACOA will pay the Contribution to the Proponent in respect of Eligible Costs incurred on the basis of itemized claims submitted in accordance with the procedures set out in Schedule 3.

4.4	ACOA may withhold up to ten percent (10%) of the Contribution prior to the completion of the Project or until such audit as ACOA may require has been performed. In the event that no audit has been performed twelve (12) months after receipt of the final claim, any amount so withheld shall be released to the Proponent.

4.5	At the discretion of ACOA or at the request of the Proponent, ACOA may make payments(s) jointly to the Proponent and a supplier for Eligible Costs which have been incurred.

4.6	(a) At the discretion of ACOA, an advance payment may be made to the Proponent

(b)	To request an advance payment, the Proponent must submit a completed copy of the Advance Payment Request form (provided by ACOA), including a monthly cash flow forecast of requirements for the Eligible Costs to be incurred during the advance period. Such documentation must demonstrate that an advance payment is essential to the successful completion of the project. Each advance payment must be accounted for, to the satisfaction of ACOA, within forty-five (45) days of the end of the advance period for which that advance payment was made.

(c)	Should ACOA determine that an advance payment will be made; such payment will be made in accordance with the Treasury Board Policy on Transfer Payments.

Atlantic Innovation Fund

Repayable

Article 5—Repayment

5.1	The Proponent shall repay the Contribution to ACOA by annual instalments calculated as a percentage of the Gross Revenues from the Resulting Products. The amount due to ACOA at each repayment shall be calculated as 10% of the Gross Revenues from the Resulting Product(s) for the Fiscal Year immediately preceding the due date of the respective payment.

5.2	The first repayment is due on July 31, 2014 and subsequent repayments are due annually until the Contribution has been repaid in full.

5.3	The Proponent agrees that its Fiscal Year presently begins on January 1 and ends on December 31 and there shall be no change of that Fiscal Year except with the prior approval of ACOA.

Article 6—Environmental Assessment

6.1	ACOA has assessed the Project under the Canadian Environmental Assessment Act and is satisfied that any potentially adverse environmental effects that may be caused by the Project are mitigable with known technology. ACOA will have no obligation to make all or part of the Contribution unless the Proponent:

(a)	satisfies ACOA that it has implemented or will implement, measures to mitigate such potentially adverse environmental effects in accordance with Schedule 9 (Environmental Mitigation Measures), within the time frames specified therein; and

(b)	has incorporated and utilized and maintains environmental protection measures in relation to the Project that satisfy the requirements of all regulatory bodies having jurisdiction over the Proponent or the Project, or both, and certifies to ACOA that it has done so.

The said certification must be provided together with each claim for payment of the Contribution, and annually thereafter during the repayment period.

Atlantic Innovation Fund

Repayable

Article 7—Other Government Assistance

7.1	The Proponent hereby acknowledges that, no other federal, provincial or municipal government financial assistance other than that described in Section 7 of Schedule 2 has been, or will be, requested or received by the Proponent for the Eligible Costs of the Project.

7.2	The Proponent will inform ACOA promptly in writing of any other federal, provincial or municipal government assistance (except for scientific research and experimental development tax credits, deductions or allowances) to be received for the Eligible Costs of the Project and ACOA will have the right to reduce the Contribution under this Agreement to the extent of any such assistance.

Article 8—Project Financing

8.1	Prior to first disbursement of funds, the Proponent shall submit to ACOA sufficient documentation of confirmation of the Proponent contribution to project financing in the amount of $1,294,258.

8.2	The Proponent shall, at the request of ACOA, submit sufficient documentation on an annual basis to confirm instalments of Proponent’s total contribution (see Section 8.1) as required to bring project to completion.

Article 9—Research Involving Humans or Animals

9.1	Prior to the first disbursement of funds, the Proponent shall provide evidence satisfactory to ACOA that the project has received approval from a Research Ethics Board which is constituted and working in accordance to the Tri-Council Policy Statement on Ethical Conduct for Research Involving Humans and, in the case of a clinical trial, with Health Canada’s Food and Drugs Act and Food and Drug Regulations. Research involving animals must be approved by an Animal Care Committee, which is constituted and working in accordance with the Canadian Council on Animal Care Guide to the Care and Use of Experimental Animals.

9.2	The Proponent shall address any further ethical issues which may arise during the course of the Project in the same manner and shall provide ACOA with satisfactory evidence of same.

Atlantic Innovation Fund

Repayable

Article 10—Equity

10.1	The Proponent shall attain Equity, satisfactory to ACOA, in the total amount of $5,191,269 on or before the date of the first disbursement by ACOA to the Proponent.

10.2	Unless otherwise authorized by ACOA in writing, this level of Equity shall be maintained until all of the Proponent’s undertakings in regard to commercialization mentioned in Schedule 4 have been fulfilled.

10.3	Prior to each payment, the Applicant will be required to sign a Subordination Agreement to subordinate the shareholders’ loan in the amount of the proponent’s contribution to the project costs. The subordination agreement will be accumulative to the maximum amount of the proponents overall contribution to the project.

Article 11—Notice

11.1	Any notice to ACOA will be addressed to:

ACOA PEI and Tourism

P.O. Box 40

Charlottetown, PE CIA 7K2

Attention: Gerard Watts

Tel. (902) 566-7192 Fax. (902) 566-7098

11.2	Any notice to the Proponent will be addressed to:

David A. Frank

Chief Financial Officer

Aqua Bounty Technologies Inc.

935 Main Street

Waltham, MA 02451

Phone No: 781-899-7755

Fax No: 781-899-2814

Atlantic Innovation Fund

Repayable

Article 12—Entire Agreement

12.1	This Agreement constitutes the entire agreement between the parties and supersedes all previous documents, negotiations, arrangements, undertakings and understandings related to its subject matter.

IN WITNESS WHEREOF the parties hereto have executed this Agreement through duly authorized representatives.

ATLANTIC CANADA OPPORTUNITIES AGENCY,

Per:	/s/ Wayne Hooper

Wayne Hooper, A/Vice-President, ACOA PEI & Tourism		Date

AQUA BOUNTY CANADA INC.

Per:	/s/ David Frank

16-Dec-09
David Frank, Chief Financial Officer		Date

Per:

Name & Title		Date

AQUA BOUNTY TECHNOLOGIES INC.

Per:	/s/ David Frank

16-Dec-09
David Frank, Chief Financial Officer		Date

Per:

Name & Title		Date